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                                                                     EXHIBIT 2.1


                             CONTRIBUTION AGREEMENT


         The undersigned Robert H. Gurevitch, Hiroki Umezaki, Fred Kinley and Dewey Perrigo (hereinafter jointly and severally referred to as "Members") hereby tender a total of one hundred percent (100%) of the membership interests of Dental/Medical Diagnostic Systems LLC, a California limited liability company ("DMD") to Edudata Corporation, a Delaware corporation ("Edudata") under the following terms and conditions:

        1. Edudata shall deliver forthwith to the Members, in exchange for their one hundred percent (100%) of the membership interests of DMD, a total of four million (4,000,000) shares of common stock of Edudata. Said shares of Edudata shall be allocated among the Members in proportion to their membership interests in DMD.

        2. This transaction is expressly conditioned upon the concurrent issuance by Edudata of a total of one million (1,000,000) shares of common stock of Edudata to the shareholders of Bavarian Dental Instruments, Inc., a California close corporation ("Bavarian").

        3. The Members represent and warrant as follows:

            a. The Members are the sole members of DMD. Robert Gurevitch owns 50%, Hiroki Umezaki owns 40%, Fred Kinley owns 5% and Dewey Perrigo owns 5%. The Members contributed approximately Five Hundred Forty Three Thousand Dollars ($543,000) to DMD for their membership interests or as paid-in-capital.

            b. DMD is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of California, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now conducted, and has authority to enter into this agreement.

            c. All issued and outstanding membership interests of DMD have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding rights, options, warrants, subscriptions, calls, convertible securities, or agreements of any character or nature under which DMD is or may become obligated to issue or to transfer any membership interests or other securities of any kind.

            d. Each Member is acquiring his shares of common stock of Edudata solely for his own account for investment and does not intend to divide his shares with others or to resell or otherwise dispose of all or any part of said shares.

            e. Each Members acknowledges that, unless the acquired shares are registered or the transaction is qualified



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under the appropriate state and federal securities laws, he may not resell, hypothecate, transfer or assign, or make other disposition of the Edudata shares, except in transaction excepted or exempted from the registration or qualification requirements of such laws.

            f. Each Member acknowledges that the acquired shares of Edudata will be "restricted shares" as said term is defined in the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1993, as amended. Each Member acknowledges that the acquired shares shall have a legend upon them stating that the shares are restricted shares, which legend shall be in such form as is ordinary and usual for this type of transaction.

            g. Each Member: (1) has reviewed this transaction with a professional advisor (who is unaffiliated with and who is not compensated by Edudata, or any affiliate or selling agent of Edudata, directly or indirectly) who by reason of his or her business or professional experience has the capacity to protect the Member's interests in connection with this transaction, and/or
(2) had during each of the preceding three (3) years: individual annual income in excess of Two Hundred Thousand Dollars ($200,000); or joint annual income (together with his spouse) in excess of Three Hundred Thousand Dollars ($300,000); or net worth (individually or jointly with his spouse) in excess of One Million Dollars ($1,000,000).

            h. Each Member has received a copy of the latest available financial statements of Edudata and has been afforded (with his attorneys and investment advisors, if any) to obtain any information related to the business and financial condition of Edudata or necessary to verify the accuracy of the financial statements of Edudata.

            i. Each Member acknowledges that Edudata is relying on exemptions from state and federal securities laws for the issuance of the Edudata shares and is basing its reliance in part upon the foregoing representations and warranties.

            j. To the best of each Member's actual present knowledge all of the following are true and correct:

               i. DMD owes Robert H. Gurevitch $132,000 and owes Hiroki Umezaki $150,000, which amounts are due and payable on or before March 31, 1998, bear interest at the rate of six percent (6%) per annum, any may be prepaid at anytime without penalty. Repayment of these loans is subject to the provisions of paragraph 5(a) of this Agreement.

               ii. There are no contracts or other transactions between DMD, on the one hand, and any Member, on the other hand, except that the Members are employees of DMD. The annual salary


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paid to Robert H. Gurevitch by DMD and Bavarian together was less than $240,000.

            k. Each Member, separately from the other Members, believes that the following statements are true and correct and has no actual present knowledge that they are untrue or not correct:

               i. The financial statements of DMD as of December 31, 1995, delivered to Edudata are true and correct as of their date (except for the loans described in paragraph j(i) which were not included in said financial statements), there have been no material negative changes or events to DMD since the time of the financial statements, and the Member does not know of any event which with the passage of time will cause a material negative change.

               ii. Returns of products sold by DMD have not exceeded three percent (3%) of sales.

               iii. DMD has no uncollectible receivables.

               iv. The budget dated February 2, 1996, fairly depicts the anticipated results of DMD and Bavarian for the year 1996. Edudata acknowledges that said budget is an estimate and that the Members are not warranting that the projections shall be obtained.

               v. In the event DMD merges into a C Corporation that is wholly owned by Edudata in accordance with applicable State law following normal procedures for a tax-exempt merger, Edudata will not incur any tax liability as a result of said merger.

               vi. DMD has no tax liability other than such liabilities as arise from the ordinary course of its business operations. There are no liabilities, contingent or absolute, that are not disclosed in the financial statements referred to in (i) above.

               vii. DMD has all agreements, licenses, consents and regulatory approval necessary to conduct its business as it is now conducted, and is in compliance with all material laws, rules or regulations known to be applicable to such business as it is now conducted.

            1. Each Member acknowledges that this agreement was prepared by the law firm of Gilchrist & Rutter, a Professional Corporation, who are counsel for DMD and who do not represent the undersigned Members or Edudata. Each Member further acknowledges that the law firm is relying upon the above representations of the Members, has not rendered any tax advice with respect to this transaction and did urge the Members to





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obtain independent advice about this transaction from independent attorneys, tax specialists and financial advisers.

         4. Edudata represents and warrants as follows:

            a. Edudata is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (1) to own, lease, and operate its properties and to carry on its business as it is now conducted; and (2) to enter into, perform, and carry out the terms of this Agreement; and (3) to issue and sell the four million (4,000,000) shares of common stock of Edudata.

            b. The four million (4,000,000) shares of common stock of Edudata to be issued to the Members shall, when issued, have been duly authorized and validly issued and be fully paid and nonassessable.

            c. Edudata has two million five hundred nine thousand nine hundred (2,509,900) shares of common stock presently outstanding. All of said shares have been duly authorized and validly issued and are fully-paid and nonassessable. There are no outstanding rights, options, warrants, subscriptions, calls, convertible securities, or agreements of any character or nature under which Edudata is or may become obligated to issue or to transfer any shares of its securities of any kind.

            d. Edudata has cash and cash equivalents on hand of Six Hundred Fifty Thousand Dollars ($650,000), net of all liabilities.

            e. Edudata acknowledges that this agreement was prepared by the law firm of Gilchrist & Rutter, a Professional Corporation, who are counsel for DMD and who do not represent the undersigned Members or Edudata, and further acknowledges that the law firm is relying upon the above representations of Edudata, has not rendered any tax advise with respect to this transaction, and has urged Edudata to obtain independent advice about this transaction from independent attorneys, tax specialists and financial advisers.

         5. All parties agree on the following provisions that are to govern Edudata after the issuance of the four million (4,000,000) shares of Edudata common stock to the Members.

            a. Any loan obligation of Edudata payable to any shareholder or member of DMD, Edudata or Bavarian or to any affiliate of such shareholder or member, shall be paid solely from, and to the extent of, positive cash flow of the combined businesses.




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            b. Edudata shall not issue options to acquire more than seven hundred fifty thousand (750,000) shares of common stock of Edudata at any time prior to March 1, 1997.

            c. No later than March 1, 1996, all three present members of the Board of Directors of Edudata shall resign or be removed, and the following four persons shall be elected in their stead: Robert H. Gurevitch, Hiroki Umezaki, Marvin H. Kleinberg, and Gerald K. Kitano.

            d. Robert H. Gurevitch shall not receive a salary from Edudata for the twelve-month period ending March 1, 1997, in excess of Two Hundred Forty Thousand Dollars ($240,000).

            e. After the consummation of the purchase contemplated by this Agreement and until March 1, 1997, Edudata shall not, without the prior written consent of Sun Equities Corporation or its designee:

               i. Make any payment or distribution to a related party (other than compensation to employees or the repayment of loans as permitted by paragraph 5 a above) except in a distribution to all shareholders of Edudata;

               ii. Enter into any contract or other transaction with any related party (other than agreeing to employ such a person);

               iii. Pay a salary or any fee to Robert H. Gurevitch or to any affiliate or associate of Robert H. Gurevitch, other than the Members, Shareholders of Bavarian and Ms. Andrea Niemiec, in excess of $240,000 per annum;

               iv. Pay salaries or fees to Robert H. Gurevitch, Hiroki Umezaki, Fred Kinley, Dewey Perrigo and Ms. Andrea Niemiec in the aggregate in excess of $700,000; and

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               v. Issue any securities other than options to acquire no more than 750,000 share of Edudata common stock.

         6. As soon as practicable after the Closing, Edudata will send to its shareholders the information statement required by Section 14f of the Securities Exchange Act of 1934 and make such other filings required under Federal securities law. This agreement may be executed in counterparts, all of which taken together shall constitute a single agreement.


Dated: February ___, 1996              -----------------------------------
                                       ROBERT H. GUREVITCH


Dated: February ___, 1996              -----------------------------------
                                       HIROKI UMEZAKI


Dated: February ___, 1996              -----------------------------------
                                       FRED KINLEY


Dated: February ___, 1996              -----------------------------------
                                       DEWEY PERRIGO


Dated: February 29, 1996               EDUDATA CORPORATION

                                       By:  /s/ JOHN GALUCHIE, JR.
                                          --------------------------------

                                          Name: John Galuchie, Jr.
                                               ---------------------------

                                          Its:  Treasurer
                                               ---------------------------


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            v. Issue any securities other than options to acquire no more than
750,000 share of Edudata common stock.


         6. As soon as practicable after the Closing, Edudata will send to its shareholders the information statement required by Section 14f of the Securities Exchange Act of 1934 and make such other filings required under Federal securities law. This agreement may be executed in counterparts, all of which taken together shall constitute a single agreement.


                                              ROBERT H. GUREVITCH
Dated: February 29, 1996               -----------------------------------
                                       ROBERT H. GUREVITCH

                                                 HIROKI UMEZAKI
Dated: February 29, 1996               -----------------------------------
                                       HIROKI UMEZAKI

                                               FRED KINLEY
Dated: February 29, 1996               -----------------------------------
                                       FRED KINLEY

                                                 DEWEY PERRIGO
Dated: February 29, 1996               -----------------------------------
                                       DEWEY PERRIGO


Dated: February ___, 1996              EDUDATA CORPORATION

                                       By:
                                          --------------------------------

                                          Name:
                                               ---------------------------

                                          Its:
                                               ---------------------------



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